Exhibit 99.3

VitaminSpice's Online Vendor Orders Increase Over 700% -- Inventory Build-Up Underway to Also Fill Retail and Food Service Orders in First Quarter 2011

Press Release Source: VitaminSpice On Tuesday January 18, 2011, 5:46 pm EST

WAYNE, PA--(Marketwire - 01/18/11) - VitaminSpice (OTC.BB:VTMS - News) (German WKN: A0YE4L) (www.vitaminspice.net) announces that Online vendor www.christinacooks.com sold out of VitaminSpice's product lines in just a few days time -- not just once but twice. Total orders from all online vendors have increased by over 700% since the end of the 3rd quarter.

IUCSS, Inc., a Nevada corporation, paid for a $25,000 order placed in late November (release of Nov 17, 2010) with delivery of product to IUCSS in approximately 45 days. IUCSS will go live in the first quarter of 2011 with a health improvement-better living website providing Foodceutical, Nutraceauticals, supplements, and a nutritional line of products. This website will be the premier destination on the web for individuals to find healthy choices to improve your everyday life. VitaminSpice Products will initially be the highlight of the new website.

Vendor orders had been limited in size during the 2010 calendar year due to short-term issues in VitaminSpice's ability to manufacture and deliver product. However, equity and product financing has now allowed VitaminSpice to ramp up production. The first sizable product delivery to vendors will occur here in the first quarter of 2011.

"We have completed a lot of the groundwork for the distribution and sale of our initial product lines in the market. This first quarter will be an exciting one since we are making a solid transition to a revenue generating business. As sales now increase, we will become self-funding as a company. I look forward to the coming months with great excitement," stated Edward Bukstel, CEO of VitaminSpice.

About VitaminSpice

VitaminSpice is uniquely positioned between the $100 billion health food/vitamin supplement industry and the multi-trillion-dollar traditional food industry. A pioneer in the emerging FoodCeutical Industry, VitaminSpice sells vitamin-, mineral- and antioxidant-infused spices and food products. Their offerings include Crushed Red Pepper, Ground Black Pepper, Italian Seasoning, Ground Cinnamon and Granulated Garlic. A proprietary micro-encapsulation process keeps vitamin properties locked inside, even when heated, allowing the seasonings, condiments, and food products to retain their full flavor.

VitaminSpice Safe Harbor

This News Release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.

Contact
VitaminSpice
Edward Bukstel
ph. 484.367.7401
ebukstel@vitaminspice.net
VitaminSpice Investor Relations
Integrated Capital Partners, Inc.
Ph: 908-204-0004